UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 27, 2012

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

WASHINGTON	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 200

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BSQUARE CORPORATION

FORM 8-K

Item 1.01 Entry into a Material Definitive Agreement.

On January 27, 2012, and effective as of January 1, 2012, BSQUARE Corporation (the “Company”) entered into a new Statement of Work (“SOW”) under the Microsoft Master Vendor Agreement between the Company and Microsoft Corporation (“Microsoft”) dated effective as of June 6, 2008 (the “Agreement”). The Agreement provides for standard terms and conditions pursuant to which the Company provides software engineering services to Microsoft and its affiliates, including, among other things, provisions relating to (i) standard warranties, confidentiality, indemnification and limitation of liability; (ii) audit and inspection rights; (iii) deliverable ownership; and (iv) minimum insurance requirements. The Agreement expires on June 6, 2013 and is terminable upon 30 days’ written notice. To date the Company has been performing other services for Microsoft under the Agreement pursuant to other statements of work, which the Company previously determined were not material.

The SOW was entered into between the Company and Microsoft to facilitate continued work on the Ford Motor Company (“Ford”) in-car infotainment system. This contract replaces and extends the work that the Company began working on directly with Ford in 2008 as previously described in prior Form 8-K filings. This work was previously conducted under various agreements between the Company and Ford, the last of which expired on December 31, 2011.

Under the SOW, Microsoft has agreed to pay the Company on a time-and-materials basis for approximately 30 Company personnel to be dedicated to this project for the period from January 1, 2012 through Microsoft’s fiscal year end of June 30, 2012. The estimated aggregate fees associated with this SOW are currently $3.3 million for this timeframe. This estimated aggregate fee excludes certain contingent amounts, such as overtime and expenses that must be approved by Microsoft.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Dated: January 31, 2012	By:	/s/ Scott C. Mahan
Scott C. Mahan
Vice President, Finance & Operations
and Chief Financial Officer